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                                                                                                                        EXHIBIT 12


                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                               (Amounts in millions, except ratios)

                                                Nine Months Ended
                                                     September 30                                           Year Ended December 31
                                           ----------------------    -------------------------------------------------------------
                                                1996         1995         1995         1994         1993         1992         1991
---------------------------------------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                            $     525    $     517    $     478    $     (46)   $      80    $     131    $     374
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Add:
  Provision(credit) for taxes on
    income (other than foreign oil
    and gas taxes)                               169          252          244           50          204          114          343
  Interest and debt expense(b)                   384          446          592          594          601          666          880
  Portion of lease rentals
    representative of the interest
    factor                                        32           41           48           55           53           56           57
  Preferred dividends to minority
    stockholders of subsidiaries(c)               --           --           --           --           --            7           11
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                 585          739          884          699          858          843        1,291
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings before fixed charges              $   1,110    $   1,256    $   1,362    $     653    $     938    $     974    $   1,665
                                           =========    =========    =========    =========    =========    =========    =========

Fixed charges
  Interest and debt expense
    including capitalized interest(b)      $     391    $     454    $     602    $     599    $     612    $     685    $     912
  Portion of lease rentals
    representative of the interest
    factor                                        32           41           48           55           53           56           57
  Preferred dividends to minority
    stockholders of subsidiaries(c)               --           --           --           --           --            7           11
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Total fixed charges                      $     423    $     495    $     650    $     654    $     665    $     748    $     980
                                           =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges              2.62         2.54         2.10          n/a(d)      1.41         1.30         1.70
---------------------------------------    =========    =========    =========    =========    =========    =========    =========


(a)  Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)  Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d)  Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $1 million.
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